Exhibit 99.1

VITAL THERAPIES ANNOUNCES FULL EXERCISE OF

UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

San Diego, Calif. — May 6, 2014 — Vital Therapies, Inc. (NASDAQ:VTL), a biotherapeutic company developing a cell-based therapy targeting treatment of all forms of acute liver failure, today announced that the underwriters of its initial public offering have exercised in full their option to purchase an additional 675,000 shares of common stock from Vital Therapies at the initial public offering price of $12.00 per share, less the underwriting discount. The sale of these additional shares of common stock closed earlier today, following the closing on April 23, 2014 of the sale of 4,500,000 shares by Vital Therapies. As a result, Vital Therapies has received aggregate gross proceeds from the offering of $62.1 million, before deducting underwriting discounts and other offering expenses.

BofA Merrill Lynch and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering. William Blair & Company, L.L.C. and Canaccord Genuity Inc. acted as co-managers.

A registration statement relating to this offering was declared effective by the Securities and Exchange Commission on April 16, 2014. This offering was made solely by means of a prospectus, copies of which may be obtained from: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, Email: dg.prospectus_requests@baml.com, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vital Therapies, Inc.

Vital Therapies, Inc. is a biotherapeutic company developing a cell-based therapy targeting treatment of all forms of acute liver failure. The company’s lead product-candidate, ELAD, is an extracorporeal bio-artificial liver therapy currently in Phase 3 clinical trials. Vital Therapies, Inc. is based in San Diego, California. Vital Therapies® and ELAD® are trademarks of Vital Therapies, Inc.

Vital Therapies, Inc. Contact:

Terry Winters, Ph.D.

Co-Chairman & Chief Executive Officer

Duane Nash, M.D.

Executive Vice President, Chief Business Officer

Tel: (858) 673-6840

15010 Avenue of Science, San Diego, California, USA 92128

Tel 858.673.6840  —  Fax 858-673-6843

www.vitaltherapies.com